Prospectus Supplement No. 3	Filed Pursuant to Rule 424(b)(7)
To Prospectus Dated December 8, 2009	Registration No. 333-163572
LIBERTY PROPERTY TRUST
COMMON SHARES OF BENEFICIAL INTEREST
     This prospectus supplement supplements and amends the prospectus dated December 8, 2009, relating to the resale from time to time by certain selling shareholders of our common shares of beneficial interest that they have received or will receive in exchange for units of limited partnership interests of our operating partnership, Liberty Property Limited Partnership.
     This prospectus supplement should be read in conjunction with and accompanied by the December 8, 2009 prospectus and is qualified by reference to that prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in that prospectus.
SELLING SHAREHOLDERS
     The selling shareholder listed in the following table may receive common shares in exchange for units of limited partnership interest in our operating partnership that have been donated to the selling shareholder by a holders of our units. All information regarding the number of common shares beneficially owned by the selling shareholder named in this prospectus supplement has been provided to us by the selling shareholder.

	Pre-Offering			Post-Offering
	Total Number of			Total Number of
	Common Shares		Common	Common Shares
	Beneficially	Percentage of	Shares	Beneficially	Percentage of
Selling Shareholder	Owned	Class(1)	Offered	Owned	Class(1)
National Christian Charitable Foundation	19,380	—	*	—	*

*	Indicates less than one percent (1%).

(1)	Calculated based on 112,610,095 common shares outstanding as of November 3, 2009. In calculating this amount for the selling shareholder named in this prospectus supplement, we treated as outstanding the number of common shares issuable in exchange for units of limited partnership interest in our operating partnership that have been pledged to the selling shareholder, but we did not include common shares issuable in exchange for any other units of limited partnership interest in our operating partnership.
PLAN OF DISTRIBUTION
     The plan of distribution included in the December 8, 2009 prospectus is hereby supplemented to reflect that the the selling shareholders for whom shares are registered in that prospectus may, from time to time, donate or transfer as a gift some or all of the common shares registered for resale by them and, in such case, the donees or transferees of such shares may offer and sell the common shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the donees or transferees as selling shareholders under this prospectus.

     You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in the securities described in this prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities described in this prospectus supplement or passed upon the accuracy or adequacy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is February 10, 2010